EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-109371, Form S-4 No. 333-103959 and Form S-8 Nos. 333-l07526, 33-55057, 333-05449, 333-05427 and 333-50474 of our reports dated August 10, 2005, with respect to the consolidated financial statements and schedule of NDCHealth Corporation, NDCHealth Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NDCHealth Corporation, included in the Annual Report (Form 10-K) for the year ended May 27, 2005.

/s/    ERNST & YOUNG LLP

Atlanta, Georgia

August 10, 2005